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EXHIBIT 10.10

FALCON FINANCIAL, LLC

FOURTH AMENDMENT TO
AMENDED AND RESTATED SENIOR SUBORDINATED LOAN AGREEMENT

        This FOURTH AMENDMENT TO AMENDED AND RESTATED SENIOR SUBORDINATED LOAN AGREEMENT (this "Fourth Amendment") is dated as of October 29, 2001 and entered into by and among Falcon Financial, LLC ("Company"), SunAmerica Life Insurance Company ("SunAmerica") and Goldman Sachs Mortgage Company ("Goldman Sachs"; and together with SunAmerica, "Lenders") and is made with reference to the Amended and Restated Senior Subordinated Loan Agreement dated as of January 7, 1998 by and among the parties hereto (as amended, the "Loan Agreement"). Capitalized terms used herein without definition shall have the same meanings set forth in the Loan Agreement.

        WHEREAS, the parties hereto have entered into the First Amendment to the Loan Agreement as of June 8, 1998 (the "First Amendment"), which increased the amount available under the facility for Working Capital Loans;

        WHEREAS, the parties hereto have entered into the Second Amendment to the Loan Agreement as of October 2, 1998 (the "Second Amendment"), which added new definitions to, and amended and restated existing definitions in, Section 1.1 of the Loan Agreement and amended certain other sections of the Loan Agreement to provide for the financing of mortgage loans under the Loan Agreement;

        WHEREAS, the parties hereto have entered into the Amendment to the Loan Agreement as of April 9, 1999 (the "Third Amendment"), which reflected an increase in the working capital facility and the existence of the Junior Subordinated Loan Agreement, as amended;

        WHEREAS, the parties to the Warehouse Agreement have entered into the Fourth Amendment to the Warehouse Agreement of even date herewith to provide for certain amendments to the Warehouse Agreement;

        WHEREAS, as of the date hereof, the aggregate outstanding principal amount of the borrowings under the Junior Subordinated Loan Agreement (without regard to the principal amount of the note evidencing the interest capitalized with respect to the borrowings under the Junior Subordinated Loan Agreement) is no less than $300,000;

        WHEREAS, Company desires that the Lenders extend Company Bridge Loans (as defined herein) on the terms and conditions provided for in this Fourth Amendment and the Loan Agreement.

        WHEREAS, Lenders desire to extend Company Bridge Loans on the terms and conditions provided for in this Fourth Amendment and the Loan Agreement.

        WHEREAS, the parties hereto disclaim any intent to effect a novation or an extinguishment or discharge of any liability or obligation under the Loan Agreement arising prior to the date of this Fourth Amendment;

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

Section 1.    AMENDMENTS TO THE LOAN AGREEMENT.

1.1    Additional Definitions.    Section 1.1 of the Loan Agreement is amended by adding the following definitions thereto in appropriate alphabetical order:

          "Acquisition Bridge Loan Termination Date" means the earlier of (i) the consummation of the first Securitization Transaction after the date of the Fourth Amendment and (ii) June 30, 2002.

          "Bridge Loan" means a Loan in the aggregate amount of up to $6,000,000 (each of SunAmerica and Goldman Sachs to loan up to $3,000,000 in equal amounts), the proceeds of which shall be classified as follows: up to $2,250,000 shall be designated by Company as Acquisition Loans (each, an "Acquisition Bridge Loan") and up to $3,750,000 shall be designated by Company as Hedge Loans, Interest Shortfall Loans or Working Capital Loans (or any combination thereof) (each, an "Other Bridge Loan").

          "Bridge Notes" means the promissory notes issued with respect to a Bridge Loan.

          "Collection" has meaning assigned to that term in the Warehouse Agreement.

          "Lock Box Accounts" has meaning assigned to that term in the Warehouse Agreement

          "Other Bridge Loan Termination Date" means the earlier of (i) the receipt by Company or any of its Subsidiaries of Cash Proceeds of any Asset Sale (up to an amount equal to the Net Cash Proceeds of such Asset Sale, less any amount required to be applied to prepay under the Warehouse Agreement and this Loan Agreement), (ii) the consummation of the second Securitization Transaction after the date of the Fourth Amendment and (ii) June 30, 2002.

          "Related Security" has meaning assigned to that term in the Warehouse Agreement.

          "Warehouse Assets" has meaning assigned to that term in the Warehouse Agreement.

1.2    Amendments to Existing Definitions.    Section 1.1 of the Loan Agreement is amended by amending and restating the following definitions in their entirety:

          "Commitment" means the commitment of a Lender to make Loans (except a Bridge Loans) to Company pursuant to Section 2.1A, and "Commitments" means such commitments of all Lenders in the aggregate.

          "Loans" means the Loans made by Lenders to Company pursuant to Section 2.1A, including Acquisition Loans, Bridge Loans, Interest Shortfall Loans, Hedge Loans, Working Capital Loans and Loans with respect to the capitalization of interest evidenced by the Interest Capitalization Notes and the Hedge Interest Capitalization Notes.

          "Loan Category" means an Acquisition Loan, a Bridge Loan, an Interest Shortfall Loan, a Hedge Loan or a Working Capital Loan.

          "Loan Documents" means this Amended and Restated Loan Agreement, as amended and the Amended and Restated Notes, as amended.

          "Notes" means (i) (a) the promissory notes of Company issued pursuant to Section 2.1D on the Closing Date as amended pursuant to the Amended and Restated Promissory Notes of Company issued on the Effective Date, and (b) any promissory notes issued by Company pursuant to the last sentence of Section 9.1C in connection with assignments of the Commitments and Loans of any Lenders, in each case substantially in the form of Exhibit II annexed hereto, as they may be amended, supplemented or otherwise modified from time to time, (ii) the Interest Capitalization Notes, (iii) the Hedge Interest Capitalization Notes and (iv) the Bridge Notes.

1.3    Amendment to Section 2.1A:    Section 2.1A of the Loan Agreement is hereby amended and restated in its entirety as follows:

        "A.    Commitments.    Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, each Lender hereby severally agrees to lend to Company as follows:

            (i)  From time to time during the period from the Closing Date to but excluding the Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Commitments to be used for the purposes identified in Section 2.4A. The original amount of each Lender's Commitment is set forth opposite its name on Schedule 2.1(a)

  annexed hereto and the aggregate original amount of the Commitments is $19,300,000; provided that the Commitments of Lenders shall be adjusted to give effect to any assignments of the Commitments pursuant to Section 9.1A. Each Lender's Commitment shall expire on the Commitment Termination Date and all Loans and all other amounts owed hereunder with respect to the Loans and the Commitments shall be paid in full no later than that date. Amounts borrowed under this Section 2.1A(i) may be repaid and reborrowed to but excluding the Commitment Termination Date.

           (ii)  From time to time during the period from the date of the Fourth Amendment to but excluding the Acquisition Bridge Loan Termination Date and the Other Bridge Loan Termination Date, as the case may be, the Company may borrow a Bridge Loan. All amounts owed hereunder with respect to an Acquisition Bridge Loan shall be paid in full no later than the Acquisition Bridge Loan Termination Date. All amounts owed hereunder with respect to an Other Bridge Loan shall be paid in full no later than the Other Bridge Loan Termination Date. Amounts borrowed under this Section 2.1A(ii) may be repaid to but excluding the Acquisition Bridge Loan Termination Date or Other Bridge Loan Termination Date, as the case may be. Except for Other Bridge Loans designated by Company as Hedge Loans, amounts borrowed under this Section 2.1A(ii) may not be reborrowed."

1.4    Amendment to Section 2.1B:    The first paragraph of Section 2.1B of the Loan Agreement is hereby amended and restated in its entirety as follows:

        "B.    Borrowing Mechanics.    Working Capital Loans and Other Bridge Loans designated by Company as Working Capital Loans made on any Funding Date shall be in an aggregate minimum amount of $250,000 and integral multiples of $50,000 in excess of that amount; Acquisition Loans and Acquisition Bridge Loans shall be in an amount no greater than necessary to acquire the Eligible Asset(s) described in the related Notice of Borrowing less an amount equal to the Investment of Principal advanced to Company under the Warehouse Agreement for such Eligible Asset(s); Hedge Loans and Other Bridge Loans designated by Company as Hedge Loans shall be in an amount equal to the current Margin Excess; Interest Shortfall Loans and Other Bridge Loans designated by Company as Interest Shortfall Loans shall be in an amount not to exceed the difference between the Available Balance (as defined in the Paying Agent Agreement) in the Collection Account as of a Cut-Off Date and the amount to be distributed therefrom on the next succeeding Interest Payment Date, pursuant to Section 2.5 or Section 2.6, as the case may be, of the Warehouse Agreement; and Loans evidenced by the Interest Capitalization Notes and Hedge Interest Capitalization Notes shall be in the respective amounts calculated according to Section 2.2C of this Agreement; provided, however, that unless consented to by Requisite Lenders, Company shall use its best efforts to request Loans be made no more than once each month, and Loans shall be made on the next succeeding Interest Payment Date based on estimated requirements or on any other day of the month if the Loan is an Interim Hedge Loan or an Other Bridge Loan designated by Company as an Interim Hedge Loan. Whenever Company desires that Lenders make an Interim Hedge Loan or an Other Bridge Loan designated by Company as an Interim Hedge Loan, it shall deliver to each Lender a Notice of Borrowing no later than 12:00 noon (New York time) on the Business Day at least one (1) Business Day in advance of the proposed Funding Date, in which case Lenders shall fund such Loan by 12:00 noon (New York time) on the Funding Date. Whenever Company desires that Lenders make an Interest Shortfall Loan or an Other Bridge Loan designated by Company as an Interest Shortfall Loan, it shall deliver to each Lender a Notice of Borrowing no later than 5:00 p.m. (New York time) on the Business Day at least two (2) Business Days in advance of the next succeeding Interest Payment Date, in which case Lenders shall fund such Loan by 5:30 p.m. (New York time) on the Funding Date, which shall be at least one (1) Business Day prior to the Interest Payment Date. Whenever Company desires that Lenders make any Loan other than an Interim Hedge Loan, Interest Shortfall Loan or an Other Bridge Loan designated by Company as either an Interim Hedge Loan or an Interest Shortfall Loan, it shall deliver to each Lender a Notice of Borrowing no later than 12:00 noon (New York time) on the Business Day at least two (2) Business Days in advance of the proposed Funding Date, in which case Lenders shall fund such Loan by 12:00 noon (New York time) on the Funding Date. The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) whether the request is for an Acquisition Loan, an Acquisition Bridge Loan, an Interest Shortfall Loan, a Hedge Loan, a Working Capital Loan and/or an Other Bridge Loan (in which case, Company shall further specify whether such Other Bridge Loan is designated an Interest Shortfall Loan, a Hedge Loan and/or a Working Capital Loan), (iii) the total amount of Loans requested, (iv) the amount allocable to each Loan Category, (v) a description of the use of proceeds of the requested Loans (and in the case of Acquisition Loans, sufficient additional detail to describe the underlying transaction) and (vi) a reconciliation of the use of proceeds of the Loans, excluding any Working Capital Loans, made with the preceding borrowing."

1.5    Amendment to Section 2.1C:    Section 2.1C of the Loan Agreement is hereby amended and restated in its entirety as follows:

        "C.    Disbursement of Funds.    All Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares (except Bridge Loans, which will be made by Lenders simultaneously and proportionately as provided for in Section 1.1), it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Loan requested hereunder. Upon satisfaction or waiver of the conditions precedent specified in Sections 3.1 (in the case of Loans made on the Closing Date), 3.2A (in the case of all Loans, except a Bridge Loan) and 3.2B (in the case of all Loans), each Lender shall make the proceeds of such Loans available to Company on the applicable Funding Date by wire transfer to the applicable Account(s) of Company set forth on Schedule 2.1(b) annexed hereto."

1.6    Amendment to Section 2.1D.    Section 2.1D of the Loan Agreement is amended by deleting the word "and" and replacing it with a comma immediately before the words "(iii) a Hedge Interest Capitalization Note" and adding the phrase "and (iv) the Bridge Notes" immediately following the words "as provided in Section 2.2C.

1.7    Amendment to Section 2.4A.    Section 2.4A of the Loan Agreement is hereby amended and restated in its entirety as follows:

        "A.    Loans.

            (i)  The proceeds of the Loans shall be used by Company for working capital purposes, including funding any shortfall in the Collection Account, for funding the Margin Excess in the Hedge Account, or for funding credit enhancement for the Warehouse Agreement or credit enhancement deemed necessary by a nationally recognized statistical rating organization or by Lenders to achieve the desired rating on the certificates under Securitization Transactions and to pay additional interest on the Notes; provided, however, (1) the aggregate outstanding principal amount of all Loans other than Hedge Loans and Bridge Loans shall not at any time exceed $17,300,000, and (2) the aggregate outstanding principal amount of Working Capital Loans and Interest Shortfall Loans shall not at any time exceed $5,000,000 (excluding amounts loaned to Company as a Bridge Loan) plus, until repaid, the amount of a working capital borrowing to pay the facility fee under the Warehouse Agreement; further provided, that unless and until the aggregate outstanding principal amount of the borrowings under the Junior Subordinated Loan Agreement (without regard to the principal amount of the note evidencing the interest capitalized with respect to the borrowings under the Junior Subordinated Loan Agreement) equals: (x) $300,000, then the aggregate outstanding principal amount of all Loans shall not at any time exceed $17,300,000 and the aggregate principal amount of Working Capital Loans and Interest Shortfall Loans shall not at any time exceed $3,000,000; and (y) $500,000, then the aggregate outstanding principal amount of all Loans shall not at any time exceed $18,500,000 and the aggregate outstanding principal amount of Working Capital Loans and Interest Shortfall Loans shall not at any time exceed $4,200,000. Notwithstanding anything in this Agreement to the contrary, in no event will proceeds of the Loans be used by Company to fund repayment of any obligations under the Junior Subordinated Loan Agreement, including but not limited to any shortfall in the Collection Account relating to payments owing with respect to the Junior Subordinated Loan Agreement. Further, Company shall not fund repayment of its obligations under the Junior Subordinated Loan Agreement with its available working capital such that a Working Capital Loan is required under this Agreement (e.g., Company shall not request a Working Capital Loan if its available working capital is sufficient to meet all of its working capital requirements other than obligations under the Junior Subordinated Loan Agreement and shall only request a Working Capital Loan to the extent needed to meet such other working capital requirements)."

           (ii)  Notwithstanding anything in this Agreement or the Junior Subordinated Agreement to the contrary, if (1) the Second Loan (as defined in the Junior Subordinated Agreement) shall have been made, (2) the proceeds of such Second Loan are used by Company to acquire Eligible Assets and (3) Company shall have used all of its available Cash and Cash Equivalents to acquire Eligible Assets, then all principal and interest payments on the Loans and Second Loan shall be applied first to the Acquisition Loans and the Acquisition Bridge Loans, second to the Second Loan, third to all other Loans other than the Acquisition Loans and the Acquisition Bridge Loans, and fourth to all other Junior Subordinated Loan Obligations (as defined in the Junior Subordinated Agreement) other than the Second Loan; provided however that if there are any outstanding Working Capital Loans and/or Other Bridge Loans designated by Company as Working Capital Loans, this Section 2.4A(ii) shall be of no force or effect.

1.8    Addition of Section 3.3.    The following provision shall be added to the Loan Agreement as Section 3.3:

        "3.3    Conditions to Bridge Loans.

          The obligations of Lenders to make Bridge Loans are subject to the following further conditions precedent:

    A.
    The Second Loan (as defined in the Junior Subordinated Agreement) shall have been made;

    B.
    Company shall have no more than $250,000 available in Cash or Cash Equivalents as of the applicable Funding Date of the proposed Bridge Loan;

    C.
    Company shall be prohibited from obtaining additional Loans pursuant to the terms and conditions of Section 2.4A; and

    D.
    If the proposed Bridge Loan is an Other Bridge Loan designated by the Company as a Working Capital Loan, then the sum of (i) the Company's available Cash or Cash Equivalents as of the applicable Funding Date of the proposed Other Bridge Loan and (ii) the total amount requested for the proposed Other Bridge Loan (less the proposed amount of such Other Bridge Loan to be used for such purposes specified in the related Notice of Borrowing) shall not exceed $750,000."

1.9    Addition of Section 5.10.    The following provision shall be added to the Loan Agreement as Section 5.10:

        "5.10    Grant of Security Interest.

          A.    General.    This Agreement shall constitute a security agreement under applicable law with regard to the security interest granted pursuant to this Section 5.10.

          B.    First Priority.    To the extent not subject to an existing security interest as of the date of the Fourth Amendment and not prohibited by any existing Contractual Obligation, Company hereby assigns and grants to Lenders a first priority security interest in all of Company's right, title and interest in, to and under all of the following, whether now or hereafter existing: (i) all Cash and Cash Equivalents, (ii) all Deposit Accounts, (iii) the Facilities, (iv) all Eligible Assets and (v) all proceeds and amounts received or receivable by Company under any or all of the foregoing, to secure the prompt payment and performance of all Obligations, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent.

          C.    Second Priority.    To the extent not subject to an existing security interest as of the date of the Fourth Amendment (except as set forth below) and not prohibited by any existing Contractual Obligation, Company hereby assigns and grants to Lenders a security interest, second in priority only to the security interest set forth in Section 8.1 of the Warehouse Agreement, in all of Company's right, title and interest in, to and under all of the following, whether now or hereafter existing: (i) each and every Receivable, all Related Security with respect to each such Receivable, each and every Collection related thereto and all other Warehouse Assets of every nature, (ii) any Lock Box Accounts and the Collection Account, all funds on deposit therein and all certificates and instruments, if any, from time to time evidencing such account and funds on deposit therein, all investments made with such funds, all claims thereunder or in connection therewith, all contract rights (including under insurance policies) and other rights relating thereto and all interest, dividends, moneys, instruments, securities and other property from time to time received, receivable or otherwise distributed in respect or in exchange for any or all of the foregoing and anything else constituting part of the Warehouse Assets, and (iii) all proceeds and amounts received or receivable by Company under any or all of the foregoing, to secure the prompt payment and performance of all Obligations, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent.

          D.    Further Assurances.    Company agrees that from time to time, at the expense of Company, Company shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that Lenders may request, in order to perfect, protect, evidence, renew and/or continue the security interest granted or purported to be granted in this Section 5.10 or to enable Lenders to exercise and enforce their rights and remedies hereunder with respect to any collateral or otherwise effectuate the purposes and intents of this Section 5.10. Company hereby authorizes Lenders to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the collateral without the signature of Company. Company agrees that any reproduction of this Agreement, as amended, or the Fourth Amendment shall be sufficient as a financing statement and may be filed as a financing statement in any and all jurisdictions.

          E.    Effect of Security Interest.    In no event will this Section 5.10 or the security interests provided for herein limit the ability of Company to enter into any Securitization Transactions or otherwise effect any Asset Sales as permitted by the terms of the Loan Agreement."

1.10    Amendment to Section 6.1(v).    Section 6.1(v) of the Loan Agreement is hereby amended and restated in its entirety as follows:

  "(v) Company may become and remain liable under the Warehouse Agreement in an aggregate principal amount not to exceed $150,000,000 at any time outstanding (except to the extent of any temporary increases in the aggregate principal amount of the Warehouse Agreement as provided for in the Fourth Amendment to Revolving Warehouse Financing Agreement of even date herewith);"

1.11    Amendment to Section 6.1.    Section 6.1 of the Loan Agreement is amended by adding after clause (viii) the following clause:

  "(ix) Company may become and remain liable with respect to a Bridge Loan and the Bridge Notes until the Acquisition Bridge Loan Termination Date or Other Bridge Loan Termination Date, as the case may be."

1.12    Amendment to Section 6.5.    Section 6.5 of the Loan Agreement is amended by deleting the period and adding the following clause at the end: "; provided further, that Company may pay all amounts due Lenders under the Bridge Loans and the Bridge Notes by or before the Acquisition Bridge Loan Termination Date or Other Bridge Loan Termination Date, as the case may be."

1.13    Amendment to Section 6.8.    Section 6.8 of the Loan Agreement is amended by deleting the reference to "$200,000" in clause (b) and replacing it with a reference to "$400,000".

Section 2.    APPLICATION OF THE LOAN AGREEMENT TO THE BRIDGE LOANS AND BRIDGE NOTES.    All of the terms and conditions of the Loan Agreement shall apply to the Bridge Loans and the Bridge Notes, except Section 3.1 of the Loan Agreement.

Section 3.    COMMITMENT FEE.

3.1    In consideration of this Fourth Amendment, Company irrevocably agrees to amend and use its best efforts to cause the other parties to the Warehouse Agreement to amend Section 1.1 thereof upon the extension of the term of the Warehouse Agreement pursuant to the terms thereof by amending and restating the following definition in its entirety:

          "Applicable Margin'" means 3%."

3.2    Company will execute and deliver the Fourth Amendment to Revolving Warehouse Financing Agreement of even date herewith.

Section 4.    MISCELLANEOUS.

4.1    Reference to and effect on the Loan Agreement and other documents relating to the Loan Agreement.

        A.    On and after the date hereof, each reference in the Loan Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import referring to the Loan Agreement, and each reference in any other document relating to the Loan Agreement to the "Loan Agreement", "thereunder", "thereof", or words of like import referring to the Loan Agreement shall mean and be a reference to the Loan Agreement as amended by the First Amendment, the Second Amendment, the Third Amendment, and this Fourth Amendment.

        B.    Except as specifically amended by the First Amendment, the Second Amendment, the Third Amendment, this Fourth Amendment and the Loan Agreement and any other documents relating to the Loan Agreement shall remain in full force and effect and are hereby ratified and confirmed.

        C.    The execution, delivery and performance of the First Amendment, the Second Amendment, the Third Amendment and this Fourth Amendment shall not, except as expressly provided herein,

constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the parties under, the Loan Agreement or any other document relating to the Loan Agreement.

4.2    Execution in Counterparts.    This Fourth Amendment may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts taken together shall constitute but one and the same instrument.

4.3    Headings.    Section and subsection headings in this Fourth Amendment are included herein for convenience of reference only and shall not constitute a part of this Fourth Amendment for any other purpose or be given any substantive effect.

4.4    Further Assurances.    The parties to this Fourth Amendment agree to execute and deliver any additional information, documents or agreements contemplated hereby and/or necessary or appropriate to effect and perform the actions contemplated hereby.

4.5    Applicable Law.    THIS FOURTH AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO AND ALL OTHER ASPECTS HEREOF SHALL BE DEEMED TO BE MADE UNDER, SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

        IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by their respective duly authorized officers as of the date first above written.

COMPANY:
FALCON FINANCIAL, LLC

By:	/s/ DAVID A. KARP
Name:	David A. Karp
Title:	President

SUNAMERICA:
SUNAMERICA LIFE INSURANCE COMPANY

		By:	/s/ THOMAS N. DANKLER
		Name:	Thomas N. Dankler
		Title:	Authorized Agent
GOLDMAN SACHS:
GOLDMAN SACHS MORTGAGE COMPANY
		By:	GOLDMAN SACHS REAL ESTATE FUNDING CORP., its general partner

		By:	/s/ ROBERT CHRISTIE
		Name:	Robert Christie
		Title:	Vice President

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  EXHIBIT 10.10